Exhibit 3.113

CERTIFICATE OF INCORPORATION

OF

THE ALL BLACKS U.S.A., INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is THE ALL BLACKS U.S.A., INC.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand five hundred, all of which are without par value. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Melvin Maldonado	375 Hudson Street, 11th Floor New York, New York 10014

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of § 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of § 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of

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any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of § 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on June 23, 1998.

/s/ Melvin Maldonado
Melvin Maldonado, Incorporator

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CERTIFICATE

OF

RENEWAL AND REVIVAL

OF

CERTIFICATE OF INCORPORATION

THE ALL BLACKS U.S.A., INC., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the twenty third, day of June, 1998 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

1.	The name of the corporation is The All Blacks U.S.A., Inc.

2.	Its registered office in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Ste 400, Wilmington, Delaware 19808 ,County of New Castle and the name of its registered agent at such address is Corporation Service Company.

3.	The date when revival of the Certificate of Incorporation of this corporation is to commence is twenty-eighth day of February, 2000, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

4.	This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation on the first day of March, 2000, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

IN WITNESS WHEREOF, said The All Blacks U.S.A., Inc. in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Jonas Nachsin , its last and acting President , this 19th day of July, 2001.

The All Blacks U.S.A., Inc.
By: /s/ Jonas Nachsin

Jonas Nachsin, President

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STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1.	The name of the corporation is THE ALL BLACKS U.S.A., INC..

2.	The Registered Office of the corporation in the State of Delaware is located at 1209 ORANGE STREET (street), in the City of WILMINGTON , County of NEW CASTLE Zip Code 19801. The name of the Registered Agent at such address upon whom process against this Corporation may be served is THE CORPORATION TRUST COMPANY .

3.	The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was 6/23/1998.

4.	The renewal and revival of the charter of this corporation is to be perpetual.

5.

The corporation was duly organized and carried on the business authorized by its charter until the 1st day of MARCH A.D. 2007 at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By:	/s/ Paul Robinson
Authorized Officer

Name:	Paul Robinson
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